Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into on the twenty-second day of April, 2002, by and between SCOTT C. MCDONALD ("Executive") and CASTELLE, a California corporation (the "Company").

         WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

         WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.       EMPLOYMENT BY THE COMPANY.

1.1      The effective date of this Agreement shall be April 22, 2002.

1.2 Subject to terms set forth herein, the Company agrees to employ Executive in the position of Chief Executive Officer and Executive hereby accepts such employment effective as of April 22, 2002 (the "Employment Date"). During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies or as otherwise set forth in this Agreement) to the business of the Company. Executive will work at the Company's Morgan Hill, California headquarters.

1.3 Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with the position of Chief Executive Officer and such other duties as are assigned to Executive by the Company's Board of Directors (the "Board"). Executive will report to the Board. Executive shall continue to serve on the Board and the Company will use its best efforts to re-elect Executive to the Board.

1.4 The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company and Executive will be expected to abide by Company rules and policies, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

         COMPENSATION.

Salary. Executive shall receive for services to be rendered hereunder an annualized base salary of two hundred thousand dollars ($200,000), payable on a semi-monthly basis and subject to standard payroll deductions and required withholdings.

Bonus. Executive will be eligible to earn quarterly performance bonuses, in a total amount of up to one hundred thousand dollars ($100,000) per year, if performance criteria to be developed by the Compensation Committee of the Board (the "Compensation Committee") are met as determined in the sole discretion of the Compensation Committee. These performance criteria will be established by the Compensation Committee prior to the end of the second quarter of the year. In the event Executive exceeds the performance


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     criteria established by the Compensation Committee in a given year (as determined by the Compensation Committee), Executive will be eligible to earn bonuses that exceed a total of one hundred thousand dollars ($100,000) for the year. The performance criteria will be measured quarterly, and the performance bonuses will be earned and paid (to the extent earned) on a quarterly basis.. During the first four (4) quarters of Executive's employment, Executive will receive guaranteed bonus payments of twenty-five thousand dollars ($25,000) per quarter so long as he remains an employee in good standing as of the bonus payment date.

Standard Company Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its executive employees generally.

Stock Option Awards. Subject to approval by the Compensation Committee, on April
     5, 2002 the Board shall grant Executive a statutory stock option to acquire two hundred thousand (200,000) shares of the Common Stock of the Company (the "Initial Option"). The Initial Option shall be granted under the Company's 1988 Incentive Stock Plan (the "Option Plan"), and the exercise price per share will be equal to one hundred percent (100%) of the fair market value of the Company's Common Stock, as determined under the Option Plan on the date of grant. The Initial Option shall be subject to the terms and conditions of the Option Plan, any amendments thereto, and the corresponding grant agreement. Subject to Executive's Continuous Service to the Company (as defined in the Option Plan), one-fourth (1/4) of the Initial Option shares shall vest on the date that is six (6) months after the Employment Date and an additional one-twenty-fourth (1/24) of the Initial Option shares shall vest each calendar month for eighteen (18) months thereafter . In addition, at such time as enough shares of Common Stock become available for grant under the Option Plan or under a new stock option plan, subject to approval by the Compensation Committee, the Board shall grant to Executive a second stock option grant to purchase an additional one hundred thousand (100,000) shares of the Company's Common Stock (the "Second Option") at an exercise price equal to the fair market value of the Common Stock on the date of grant as determined under the applicable option plan. The Second Option shall be subject to the terms and conditions of the applicable stock option plan, any amendments thereto, and the corresponding grant agreement. The vesting commencement date for the Second Option shall be the second anniversary of the Employment Date and, subject to Executive's Continuous Service to the Company (as defined in the applicable stock option plan), the Second Option shares will become fully vested on the third year anniversary of the Employment Date. Vesting of shares of the Initial Option and Second Option may be accelerated upon a termination of Executive's employment with the Company to the extent provided by the provisions of the Executive Severance and Transition Benefits Agreement that Executive will enter into with the Company.

Executive Severance And Transition Benefits Agreement. Effective as of the
     Employment Date, Executive will be eligible to enter into an Executive Severance and Transition Benefits Agreement with the Company in the form attached hereto as Exhibit A (the "Severance Agreement"). The Severance Agreement will provide the sole severance benefits that Executive will be eligible to receive upon Executive's termination of employment with the Company for any reason.

         PROPRIETARY INFORMATION OBLIGATIONS.

Agreement. As a condition of his employment, Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

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Remedies. Executive's duties under the Proprietary Information and Inventions
     Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

         OUTSIDE ACTIVITIES.

Except for Executive's current directorship positions with the following two outside companies (Octant Technologies, Inc. and Epsilon LLC), and with the prior written consent of the Board, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

During the term of his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation

         AT-WILL EMPLOYMENT RELATIONSHIP. Both the Company and Executive shall have the right to terminate Executive's employment with the Company at any time, with or without cause or prior notice. If Executive's employment with the Company is terminated, Executive will be eligible to receive severance benefits only to the extent provided by the Severance Agreement.

         NONINTERFERENCE.

                  While employed by the Company, and for one (1) year immediately following his employment termination date, Executive agrees not to interfere with the business of the Company by soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company.

         GENERAL PROVISIONS.

Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

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Waiver. If either party should waive any breach of any provisions of this
     Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

Right to Work. As required by law, this Agreement is subject to satisfactory proof of Executive's right to work in the United States.

Complete Agreement. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of Executive's employment agreement with the Company. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, on any subject concerning Executive's employment with the Company other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. This Agreement cannot be modified or amended except in a writing signed by the Executive and a duly authorized member of the Board.

Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Facsimile signatures shall suffice as original signatures.

Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

Attorneys' Fees. If either party hereto brings any action to enforce his or its rights hereunder, each party in any such action shall be responsible for its own attorneys' fees and costs incurred in connection with such action.

Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                                     CASTELLE



                                                     By: /s/ Donald L. Rich
                                                         -----------------------
                                                          Donald L. Rich
                                                          CEO

Accepted and agreed this
Twenty-second day of April, 2002



/s/ Scott C. McDonald
---------------------
SCOTT C. MCDONALD


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